MEADWESTVACO CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

On January 29, 2002, Westvaco Corporation ("Westvaco") and The Mead Corporation ("Mead") merged resulting in the formation of MeadWestvaco Corporation ("MeadWestvaco"). The merger is being accounted for as an acquisition of Mead by Westvaco and consequently, the historical financial statements of Westvaco will become the financial statements of MeadWestvaco. The following tables present, under the purchase method of accounting, unaudited pro forma combined condensed statements of operations for the year ended October 31, 2001 as if the business combination between Westvaco and Mead had been completed on November 1, 2000 and the unaudited pro forma combined condensed balance sheet as of October 31, 2001 as if the business combination had been completed on that date. The information set forth below should be read in conjunction with the respective audited financial statements of Mead which are included in this Current Report on Form 8-K and of Westvaco which are included in its Annual Report on Form 10-K filed on January 22, 2002. This unaudited pro forma combined condensed financial data is included only for the purposes of illustration, and does not necessarily indicate what the operating results or financial position would have been if the business combination between Westvaco and Mead had been completed on the dates indicated. The pro forma allocation of the purchase price to the acquired assets and liabilities is based on management's preliminary estimate of the respective fair values. However, such allocation is preliminary and is subject to the completion of a more comprehensive valuation of the assets to be acquired including identified intangible assets and liabilities assumed including any liabilities that may be recorded as a result of integration decisions. Management is in the process of finalizing the valuation of the tangible and intangibles assets acquired and has engaged an independent appraiser to assist in this process. Accordingly, the final allocation of the purchase price could differ materially from the pro forma allocation reflected herein if materially different fair value information is obtained. Moreover, this information does not necessarily indicate what the future operating results or financial position of MeadWestvaco will be.

As a result of the merger, approximately 99.5 million shares of MeadWestvaco common stock have been issued in exchange for all outstanding common stock of Westvaco, based on an exchange ratio of 0.97 Westvaco shares for one share of MeadWestvaco. MeadWestvaco has issued fully vested stock options to purchase approximately 8.2 million shares of MeadWestvaco common stock in exchange for all outstanding stock options of Westvaco, based on an exchange ratio of 0.97 to one.

Also as a result of the merger, approximately 99.2 million shares of MeadWestvaco common stock have been issued in exchange for all outstanding common stock of Mead, based on an exchange ratio of one to one. The MeadWestvaco common stock issued in exchange for Mead common stock was valued based on a price per share of $30.06, which was the weighted-average market price of the Westvaco common stock during the few days before and after the date the merger agreement was announced divided by 0.97, which is the exchange ratio of Westvaco shares into MeadWestvaco shares.

MeadWestvaco has issued fully vested stock options to purchase approximately 9.9 million shares of MeadWestvaco common stock in exchange for all of the outstanding stock options of Mead. The Mead exchange ratio for stock options used was 1.04 representing the sum of one plus the quotient of $1.20 divided by the average of the high and low trading prices of MeadWestvaco stock on the first day of trading as specified in the merger agreement. The weighted-average fair value of the MeadWestvaco stock options issued to Mead optionholders is $8.45 per stock option as determined using the Black-Scholes option-pricing model with the following assumptions: weighted-average exercise price --$28.60; expected volatility -- 25%; weighted-average expected life - 5.8 years; risk-free interest rate - 5.61%; and expected dividend yield -- 3.15%.

As of December 31, 2001, Mead stock options to purchase 4.2 million shares were accompanied by limited rights. The Mead limited rights were converted into MeadWestvaco limited rights on January 29, 2002, the effective date of the merger. These limited rights may be exercised in lieu of the stock option they accompany during the 30-day period following January 28, 2002, date of Mead shareholder approval of the merger. Upon Mead shareholder approval of the Mead merger, the limited rights are required to be accounted for under variable plan accounting, which requires compensation expense to be recorded for the excess of Mead's current stock price above the exercise price of the limited right. The range of exercise prices associated with Mead stock options accompanied by limited rights is $18.31 to $43.41. Upon Mead shareholder approval of the merger, compensation expense of approximately $13.0 million was recorded which reflects the cash payments MeadWestvaco would be required to make if all in the money limited rights were exercised.

Management expects that the benefits of the business combination will include significant synergies estimated at $325 million after two years. On August 13 and August 14, 2001, a group of senior executives of both companies met in New York. During these meetings, the executives undertook an extensive review of their respective businesses and analyzed the potential financial synergies of a merger of the two companies. Based on these discussions, both management teams expect to realize $325 million in cost synergies by the end of two years of combined operations, principally in coated papers, packaging, purchasing and logistics, corporate overhead and information technology.

Management expects the merger to result in the following synergies:

    To achieve $125 million in annual pretax cost savings in the combined paper operations. This includes benefits achieved by reducing staff in overlapping staff and production areas. Overlapping staff areas would include sales and marketing as well as administrative functions such as finance and human resources. Management also believes that considerable savings can be achieved by consolidating paper production across the larger number of paper machines in the combined operations, thereby allowing MeadWestvaco to run only limited grades of paper on most machines and decrease rotation. This results in savings because production is not interrupted, which makes runs more efficient and less costly, and allows more paper to be produced on a single machine. Thus it is anticipated that, in the combined company, the same number of tons of paper can be produced on fewer machines, which will also result in lower costs. Moreover, this consolidation of production enables the combined company to concentrate paper production not only on fewer machines but also on the most efficient machines. Additional savings are expected to occur due to the need for less inventory and fewer warehouses.

These cost savings include expected cost reductions resulting from the closing of Westvaco's paper mill in Tyrone, Pennsylvania. The closing was announced on August 31, 2001 in anticipation of the completion of the merger. During the fourth quarter of fiscal 2001, Westvaco recorded a pre-tax restructuring charge of $53.7 million which consisted of $37.1 million of fixed asset write-downs, $6.7 million of employee termination costs and $5.0 million of other exit costs, primarily lease terminations. Included in the restructuring charge are related inventory write-downs of $4.9 million that have been included within cost of products sold. Westvaco has moved the mill's production to other, more modern manufacturing facilities of Westvaco, and anticipates further relocation of some production to Mead's facilities.

On March 4, 2002, MeadWestvaco announced plans to permanently shut down four coated paper machines and related equipment. These actions will take effect beginning April 1, 2002, and be completed by May 31, 2002 and are expected to result in a charge to first quarter 2002 earnings of approximately $12 million.

    Savings of $90 million annually by reducing overhead at the corporate level. These savings will result from lower required headcount in the combined company in such corporate departments as legal, tax, accounting, finance, treasury, human resources, information technology, engineering and research and development.
    Savings of $40 million annually from operational synergies, including by combining the two companies' complementary packaging and converting operations. The principal savings will come from reducing headcount in overlapping staff and administrative functions.
    Savings of $70 million annually from combining the purchasing power of the two companies to achieve lower prices from key suppliers because of larger purchases.

MeadWestvaco will conduct a comprehensive review of its business lines with the objective of ensuring that all businesses and assets meet rigorous parameters for strategic fit, growth and returns and expects to take appropriate actions within 12 months. However, the effects of synergies resulting from actions taken will be partially offset by merger-related integration and restructuring expenses.

MeadWestvaco also announced on March 4, 2002 that it expects restructuring and other merger-related charges taken in 2002 to approximate $100 million of which about $40 million (including the $12 million referred to above) is expected to be taken in the first quarter. Of the total estimated $100 million in charges relating to the former Westvaco operations, about 70 percent, or $70 million, are expected to be non-cash charges. In accordance with generally accepted accounting principles, charges for the write-down of assets and severance relating to the former Mead operations are recorded as purchase accounting adjustments and do not affect current earnings. The accompanying unaudited pro forma condensed combined financial data reflects adjustments to reflect these anticipated merger-related charges.

Merger-related fees and expenses, consisting primarily of investment bankers', attorneys' and accountants' fees and financial printing and other related costs, are estimated to be approximately $35 million for each of Mead and Westvaco.

The unaudited pro forma combined condensed balance sheet of MeadWestvaco at October 31, 2001 assumes that the business combination took place on that date. Therefore, the unaudited pro forma balance sheet combines the October 31, 2001 balance sheet for Westvaco and the December 31, 2001 balance sheet for Mead. The unaudited pro forma combined condensed statements of operations of MeadWestvaco for the year ended October 31, 2001 assume that the business combination took place on November 1, 2000 and combine the full year ended October 31, 2001 for Westvaco and the full year ended December 31, 2001 for Mead. Westvaco and Mead had fiscal years ending October 31 and December 31, respectively.

Among the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, new criteria has been established for determining whether intangible assets should be recognized separately from goodwill. SFAS No. 142, Goodwill and Other Intangible Assets, provides, among other guidelines, that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested for impairment on at least an annual basis. Adoption of SFAS No. 142 is expected to result in the elimination of approximately $14.0 million of annual amortization expense relating to Westvaco's goodwill arising prior to July 1, 2001, which has not been eliminated in the pro forma adjustments.

Mead goodwill amortization expense for the year ended December 31, 2001 was $15.4 million. However, the pro forma adjustments to the unaudited pro forma combined condensed statements of operations reflect the elimination of Mead's goodwill amortization expense since such historical goodwill will be eliminated.

MEADWESTVACO CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

AS OF OCTOBER 31, 2001 (in millions)

	Westvaco	Mead	Pro forma Adjustment(a)	MeadWestvaco Unaudited Pro Forma
Cash and marketable securities	$ 81.2	$ 51.3		$ 132.5
Receivables	414.7	471.3		886.0
Inventories	426.4	539.9	$ 208.9 (b)	1,175.2
Prepaid expenses and other current assets	93.4	106.4	(65.1)(c)	134.7
	1,015.7	1,168.9	143.8	2,328.4

Property, net	4,227.3	3,128.9	1,247.9(d)	8,604.1
Prepaid pension asset	779.4	317.2	(229.3)(e)	867.3
Goodwill	565.2	257.0	56.9 (f)	879.1
Other assets	199.4	587.0	93.2 (g)	879.6
	$6,787.0	$5,459.0	$1,312.5	$13,558.5

Accounts payable and accrued liabilities	$528.2	$698.3	$ 109.9(h)	$1,336.4
Notes payable and current maturities	172.9	226.8	147.7(i)	547.4
	701.1	925.1	257.6	1,883.8

Long-term debt	2,660.5	1,314.5	(7.2)(j)	3,967.8
Other long-term liabilities	76.8	310.9	10.3 (k)	398.0
Deferred taxes	1,007.8	591.2	296.9 (l)	1,895.9
Shareholders' equity	2,340.8	2,317.3	754.9 (m)	5,413.0
	$6,787.0	$5,459.0	$1,312.5	$13,558.5

See accompanying Notes to Unaudited Pro Forma Combined Condensed Balance Sheet.

MEADWESTVACO CORPORATION

NOTES TO UNAUDITED PRO FORMA

COMBINED CONDENSED BALANCE SHEET

Pro Forma Adjustments To The Balance Sheet

(a) Following is a summary of the estimated aggregate purchase price (in millions):

Market value of common stock to be issued to Mead stockholders	$2,981.1
Payment to Mead stockholders of $1.20 per share	118.9
Fair value of Mead's stock options	84.9
Estimated Westvaco transaction costs	35.0

Total purchase price	$3,219.9
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The estimated pro forma allocation of the purchase price is as follows (in millions):

Mead's historical assets and liabilities, net	$2,317.3
Adjustment of Mead's historical assets and liabilities to fair value	845.7
Elimination of Mead's historical goodwill	(257.0)
Goodwill resulting from the acquisition	313.9
Total purchase price	$3,219.9
======

(b) Represents the adjustment of Mead's inventory to approximate fair value.

(c) Represents the adjustment of current deferred income taxes associated with the allocation of purchase price. The adjustments are recorded at an income tax rate of 38.0%.

(d) Represents the adjustment of Mead's property, plant and equipment and timberlands to fair value. These assets will be depreciated or depleted over the estimated remaining useful life of the respective assets using the straight-line method. Estimated remaining useful lives are expected to be 10 to 40 years for timberlands, up to 20 years for machinery and equipment and up to 40 years for land improvements and buildings.

(e) Represents the adjustment of Mead's pension asset to fair value.

(f) Represents the elimination of Mead's historical goodwill balance and the recording of goodwill resulting from the excess of the purchase price over the value of the assets acquired and liabilities assumed based on their estimated fair values.

(g) Represents the adjustment of Mead's identifiable intangible and other assets, including equity investments, to fair value. The identifiable intangible assets primarily include product trademarks, tradenames and patents. These assets will be amortized over the estimated remaining useful life of the respective assets using the straight-line method. Estimated remaining useful lives are expected to be 8 to 20 years.

(h) Represents the adjustment of certain of Mead's employee benefit liabilities to conform Mead's accounting policies to Westvaco's, $30.2 million of estimated transactions costs (out of total transaction costs of $35 million) to be incurred by Mead, in connection with the business combination, including investment banking, legal other professional and merger-related fees and $50 million representing a preliminary estimate of restructuring and other integration charges relating to the former Mead operations.

(i) Represents the additional borrowings associated with the $1.20 per share payment to existing Mead stockholders and $28.8 million (out of total transaction costs of $35 million) of estimated transaction costs to be incurred by Westvaco, in connection with the business combination, including investment banking, legal, other professional and merger-related fees.

(j) Represents the adjustment of Mead's long-term debt to fair value, based on quoted market prices.

(k) Represents the adjustment of Mead's postretirement liability and pension plan liability to fair value. Mead's recorded postretirement liability exceeds its fair value due to unrecognized net losses arising from retiree medical benefit plan amendments, actual experience which is different from actuarial assumptions and changes in the discount rates used to determine the benefit obligation.

(l) Represents the adjustment of non-current deferred income taxes associated with the allocation of purchase price. The adjustment is recorded at an income tax rate of 38.0%.

(m) Represents the elimination, under purchase accounting, of Mead's stockholders' equity and the issuance of shares of MeadWestvaco common stock in exchange for Mead common stock, and the issuance of MeadWestvaco stock options in exchange for Mead stock options, as previously described.

MEADWESTVACO CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS YEAR ENDED OCTOBER 31, 2001

(in millions, except per share data)

	Westvaco	Mead	Pro forma Adjustment(j)	MeadWestvaco Unaudited Pro Forma
Net sales	$3,935.5	$4,176.5		$8,112.0
Costs and expenses:
Cost of products sold	3,241.4	3,597.2	$ 65.0 (a)	6,882.0
			(15.4)(b)
			(6.2)(c)

Selling and administrative expenses	364.4	494.0	5.0(d)	863.4
Restructuring charges	51.7	45.1	_____	96.8
Earnings from operations	278.0	40.2	(48.4)	269.8
Other revenues-net	48.1	13.4		61.5
Interest and debt expense	(207.6)	(110.6)	(3.6)(e)	(321.8)
Earnings from continuing operations
before income taxes	118.5	(57.0)	(52.0)	9.5
Income taxes	30.3	(33.7)	(19.8)(f)	(23.2)
Earnings from continuing operations before equity in net earnings of investees	88.2	(23.3)	(32.2)	32.7
Equity in net earnings of investees	______	6.0	(0.9)(d)	5.1
Earnings from continuing operations(h)	$ 88.2	$(17.3)	$ (33.1)	$ 37.8

Earnings per share from continuing operations--basic(i)	$ .87	$(0.18)		$ 0.19
Earnings per share from continuing operations--assuming dilution(i)	$ .87	$(0.18)		$ 0.19

Weighted average number of common shares outstanding	101.5	99.1	(3.0)(g)	197.6
Weighted average number of common shares outstanding-- assuming dilution	101.6	99.1	(3.0)(g)	197.7

See accompanying Notes to Unaudited Pro Forma Combined Condensed Statement of Operations.

MEADWESTVACO CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

Pro Forma Adjustments To Statement Of Operations

  Represents an increase in the depreciation of Mead's property and equipment and additional depletion of timberlands based on the adjustment of such assets to fair value as discussed in the Notes to Unaudited Pro Forma Combined Condensed Balance Sheet.
  Represents the elimination of Mead's historical goodwill amortization expense.
  Represents an increase in pension income based on the adjustment of Mead's pension asset to fair value.
  Represents the effect of adjustments increasing amortization of identifiable intangibles and other assets based on the adjustment of such assets to fair value as discussed in the Notes to Unaudited Pro Forma Combined Condensed Balance Sheet.
  Represents an increase to interest expense as a result of the additional short-term borrowings to fund the merger related expenses and the $1.20 per share payment to Mead stockholders and the adjustment of Mead's long-term debt to its fair value as previously described. The difference between the fair value and the face amount of each borrowing is amortized as additional interest expense over the remaining term of the borrowing.
  Represents the aggregate pro forma statutory income tax effect (38.0%) of Notes (a) through (e) above.
  Represents the adjustment for the conversion of Westvaco's historical weighted average shares outstanding into MeadWestvaco shares at the exchange ratio of 0.97 to one and includes the adjustment to reflect conversion of all of the outstanding stock options of Westvaco into MeadWestvaco stock options, based on an exchange ratio of 0.97 to one and the conversion of all of the outstanding stock options of Mead, based on the Mead exchange ratio for stock options (approximately 1.04 to one). The Mead exchange ratio for stock options is the sum of one plus the quotient of $1.20 divided by the average of the high and low trading prices of MeadWestvaco stock on the first day of trading.
  Westvaco's historical amounts for the year ended October 31, 2001 include (1) a pretax charge of $53.7 million resulting primarily from the closing of a paper mill in Tyrone, Pennsylvania, and packaging plants in Richmond, Virginia and Memphis, Tennessee; (2) a pretax charge of $1.6 million relating primarily to a salaried workforce reduction at Westvaco's Envelope Division headquarters in Springfield, Massachusetts; (3) pretax restructuring charges of $2.3 million charge due to the curtailment of production on two of the three product lines at Westvaco's Envelope Division flexible-packaging operation; (4) a pretax credit of $0.7 million for the reversal of 1999 restructuring charges; (5) a pretax gain of $5.2 million from the sale of a real estate lease; and (6) a pretax gain of $34.7 million from the sale of plant, equipment and timberlands. Mead's historical amounts for the year ended December 31, 2001 include (1) a pretax gain of $5.6 million on the sale of a business unit in the Consumer and Office Products segment; (2) a pretax charge of $6.6 million associated with the closure of a converting facility in Atlanta, Georgia; (3) a pretax charge $14.3 million due to a paper machine shutdown at the Devon Valley mill; and (4) a pretax charge of $24.2 million related to the sale of Gilbert Paper and related mill closure.
  The pro forma earnings per share from continuing operations have been adjusted to reflect:
    the issuance of MeadWestvaco common stock in the business combination based on Westvaco's historical weighted average shares outstanding for the periods presented at the exchange ratio of 0.97 to one;

    the issuance of MeadWestvaco common stock in the business combination based on Mead's historical weighted average shares outstanding for the periods presented at the exchange ratio of one to one;
    the issuance of MeadWestvaco fully-vested stock options to purchase shares of MeadWestvaco common stock in exchange for all of the outstanding stock options of Westvaco, based on an exchange ratio of 0.97 to one; and
    the issuance of MeadWestvaco fully-vested stock options to purchase shares of MeadWestvaco common stock in exchange for all of the outstanding stock options of Mead, based on the Mead exchange ratio for stock options (approximately 1.04 to one). The Mead exchange ratio for stock options is the sum of one plus the quotient of $1.20 divided by the average of the high and low trading prices of MeadWestvaco stock on the first day of trading.
  The Unaudited Pro Forma Combined Condensed Statement of Operations excludes Mead's estimated transaction costs of $30.2 million ($18.7 million after tax) to be incurred in connection with the business combination.